SIXTH AMENDMENT TO LEASE

THIS AGREEMENT is made this 15th day of February, 2013 by and between MEPT LIGHTON PLAZA LLC, a Delaware limited liability company (“Landlord”), and THE MANAGEMENT NETWORK GROUP, INC., a Delaware corporation (“Tenant”).

Recitals

Under date of April 23, 1998, a predecessor of Landlord entered into a written lease with Tenant for certain office premises (the “Premises”) located within Landlord’s building (the “Building”) located at 7300 College Boulevard, Overland Park, Kansas, as more particularly described in such lease. Under date of May 11, 1999 (the “First Amendment”), May 30, 2000 (the “Second Amendment”), August 30, 2005 (the “Third Amendment”), July 10, 2007 (the “Fourth Amendment) and May, 2008 (the “Fifth Amendment”), the parties or their predecessors entered into amendments to said lease. Said lease, as amended, is hereinafter referred to as the “Lease”. The term of the Lease expires on August 31, 2013. Landlord and Tenant now desire to further amend the Lease as more particularly set forth herein.

Agreement

In consideration of the foregoing, the covenants and agreements hereinafter contained and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

1. The Lease Term is hereby extended for one additional period of five (5) years commencing on September 1, 2013 and ending on August 31, 2018. Except as expressly herein provided, such extension of the Lease Term shall be upon all of the same terms, covenants, provisions and conditions as contained in the Lease, as amended herein.

2. Commencing on April 1, 2013 and continuing thereafter until the expiration of the Lease Term, as extended herein, the monthly Base Rent payable by Tenant pursuant to Section 3.1 of the Lease shall be amended to be as follows:

Period	Monthly Base Rent	Annual Base Rent Per Sq. Ft.
4/1/13 to 3/31/14	$18,697.83	$21.50
4/1/14 to 3/31/15	$19,132.67	$22.00
4/1/15 to 3/31/16	$19,567.50	$22.50
4/1/16 to 3/31/17	$20,002.33	$23.00
4/1/17 to 3/31/18	$20,437.17	$23.50
4/1/18 to 8/31/18	$20,872.00	$24.00

Base Rent is payable in monthly installments in advance on or before the first day of each month pursuant to the foregoing schedule. Notwithstanding anything to the contrary contained in the Lease, as amended herein, the monthly Base Rent payable by Tenant hereunder shall be abated for the months of September and October, 2013, provided, however, in the event that Tenant fails to pay any sums due and payable under the Lease, as amended herein, when such sums are due, or Tenant otherwise defaults under the Lease, as amended herein, then Tenant shall not be entitled to any abatement after the date of such default and all abated rent shall become immediately due and payable to Landlord.

3. Commencing on April 1, 2013, the Base Year for calculating Tenant’s Pro Rata Share of Excess Operating Costs pursuant to Section 3.3 of the Lease (the “Additional Rent”) shall be calendar year 2013. Tenant’s Pro Rata Share of Excess Operating Costs for the period ending on March 31, 2013 shall be prorated for a partial year and Tenant shall have no obligation to pay Tenant’s Pro Rata Share of Excess Operating Costs for the period from April 1, 2013 to December 31, 2013. Commencing on January 1, 2014 and continuing until the expiration of the Lease Term, as extended herein, Tenant shall pay, as additional rent, Tenant’s Pro Rata Share of Operating Costs for the calendar year which exceed the Operating Costs for calendar year 2013.

4. Landlord shall perform the improvements to the Premises set forth on Exhibit A attached hereto (“Landlord’s Work”). All Landlord’s Work shall be performed in a good and workmanlike order in compliance with all building codes and regulations. Tenant agrees to cooperate with Landlord in the performance of Landlord’s Work, and Tenant agrees that if any such work inconveniences Tenant or disrupts business operations in the Premises, the work shall not constitute an actual or constructive eviction of Tenant or entitle Tenant to any deduction or offset in the payment of rent and other charges due and payable under the Lease, as amended herein, provided, however, Landlord shall use reasonable efforts to minimize disruption of Tenant’s normal business operations in the Premises and when feasible, to perform any work that is disruptive to Tenant’s work environment after normal business hours or during a weekend. Landlord agrees to pay the cost of Landlord’s Work in accordance with the attached Exhibit A-1 which is estimated not to exceed $112,708.80 ($10.80 per rentable square foot in the Premises (the “Allowance”) as shown on Exhibit A-2. Any Landlord Work that exceeds the Allowance must be approved by Tenant in advance. To the extent that Tenant has approved such work, then Tenant shall pay such excess to Landlord within ten (10) days after Landlord’s statement therefor. The cost of Landlord’s Work shall include any architectural fees and costs of working drawings and a construction management fee of five percent (5%) of the total cost of the work. No construction management fee shall be charged to Tenant for any work in excess of the Allowance.

5. All options to extend the Lease Term contained in the Lease are hereby deleted and are of no further force or effect. Tenant shall have the option to extend the Lease Term for one (1) additional period of five (5) years commencing on September 1, 2018 and ending on August 31, 2023. Such option shall be exercised only by Tenant giving written notice thereof which is received by Landlord on or before February 28, 2018, time being of the essence; provided, however, Tenant shall be entitled to exercise the option to extend granted herein, and the Lease Term shall, in fact, be extended by reason of such exercise, only if the Lease, as amended herein, is in full force and effect and Tenant is not in default hereunder. In the event that the Lease Term is in fact extended pursuant to the foregoing, then any such extension shall be upon all of the same terms, covenants, provisions and conditions as contained in the Lease, as amended herein, except the monthly Base Rent during the extension period shall be adjusted to be the Market Rent (as hereinafter defined) for the Premises. As used herein, "Market Rent" means the product obtained by multiplying (i) the monthly rental rate per square foot then established and prevailing in the Project for new leases or lease renewals or, if no such new leases or lease renewals have been entered into within the twelve (12) month period preceding the date for which the determination is being made, then the established and prevailing rental rate per square foot being charged as of such date for comparable space to other tenants in other comparable buildings in the South Johnson County, Kansas area, all as determined in good faith by Landlord; by (ii) the total square feet of floor area contained within the Premises. The Market Rent may increase during the extension period depending on then current escalations, conditions and terms at the time the Market Rent is determined. At least five (5) months prior to the expiration of the then current Lease term, Landlord shall notify Tenant of the Market Rent and Tenant may withdraw its exercise of such option by written notice which is received by Landlord on or before the tenth (10th) day, time being of the essence, after Tenant's receipt of notice of the Market Rent from Landlord, and in such event, this Lease shall terminate upon the expiration of the then current Lease Term. Landlord and Tenant, within thirty (30) days after the request of either, shall execute and deliver a supplemental memorandum confirming the monthly Base Rent during the extension period when determined. The rights hereby granted are personal to Tenant named herein and are not transferable to any assignee or subtenant hereunder. In the event of any assignment of the Lease or subletting of the Premises, the rights set forth in this Paragraph shall automatically terminate and shall thereafter be null and void.

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6. Effective as of April 1, 2013, the second to last sentence of Section 3.3.a of the Lease is hereby amended as follows:

“If less than ninety-five percent (95%) of the Building is occupied by tenants during any calendar year, then the Operating Costs which vary based on occupancy shall include all additional costs and expenses that Landlord reasonably determines would have been incurred had ninety-five percent (95%) of the Building been occupied by tenants during the calendar year.”

7. The management fees included in Operating Costs shall not exceed four percent (4%) of the total revenues collected by Landlord from Tenant and other tenants of the Building.

8. The Building is certified under a Green Agency Rating (as hereinafter defined) and/or operated pursuant to Landlord’s sustainable building practices, as the same may be in effect or modified from time to time. Landlord’s sustainability practices address, without limitation, whole-building operations and maintenance issues including chemical use, indoor air quality, energy efficiency, water efficiency, recycling programs, exterior maintenance programs, and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. Tenant shall not use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s sustainability practices or the certification of the Building by a Green Agency Rating, provided that Tenant has received a copy of Landlord’s sustainability practices and/or the Building’s certification requirements by a Green Agency Rating. Landlord reserves the right to change electricity providers for the Building at any time and to purchase green or renewable energy. Provided that Tenant has received a copy of Landlord’s sustainability practices and/or the Building’s certification requirements by a Green Agency Rating, all construction, maintenance and repairs made by Tenant shall comply with Landlord’s sustainability practices and with the minimum standards and specifications as outlined by the Green Agency Rating in addition to all Governmental Requirements. Tenant shall endeavor to use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the Building to avoid over-heating the space; turning off lights and equipment at the end of the work day; and purchasing Energy Star qualified equipment, including but not limited to lighting, office equipment, kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s WaterSense program. Notwithstanding the foregoing that may be to the contrary, nothing herein shall require Tenant to replace any of its fixtures, equipment or machinery currently installed in the Premises. As used herein, “Green Agency Rating” means any one or more of the following ratings, as the same may be in effect or amended or supplemented from time to time: the U.S. EPA’s Energy Star rating and/or Design to Earn Energy Star, the Green Building Initiative’s Green Globes for Continual Improvement of Existing Buildings (Green Globes-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or government mandated rating systems.

9. Notwithstanding anything to the contrary contained in the Lease, the insurance maintained by Tenant under Section 6.2 of the Lease shall name Landlord, Bentall Kennedy (U.S.) LP, CBRE, and at Landlord’s request, Landlord’s mortgage lender(s) or investment advisors, as additional insureds.

10. Notwithstanding anything contained in the Lease to the contrary, the Manager of Landlord and Bentall Kennedy (U.S.) LP (the authorized signatory of Landlord) are the only entities authorized to amend, renew or terminate the Lease, as amended herein, to compromise any of Landlord’s claims under the Lease, as amended herein, or to bind Landlord in any manner with respect to the Lease, as amended herein. Neither the property manager nor any leasing agent or broker shall be considered an authorized agent of Landlord for such purposes.

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11. The addresses for notices to Landlord set forth in Section 1.1.n of the Lease is amended as follows:

MEPT Lighton Plaza LLC
c/o Bentall Kennedy (U.S.) LP
Attn: Director - Asset Management
1215 Fourth Avenue, Suite 2400
Seattle, WA 98161-1085
Facsimile: (206) 682-4769

and to:

MEPT Lighton Plaza LLC

c/o NewTower Trust Company

Attn: President

or Patrick O. Mayberry

Three Bethesda Metro Center

Suite 1600

Bethesda, MD 20814

Facsimile: (240) 235-9961

with a copy to:

CBRE
4717 Grand Avenue, Suite 500
Kansas City, MO 64112
Attn: Property Manager

Any notice required or permitted to be given by Landlord hereunder may be given by Landlord, Landlord’s property manager, or Landlord’s attorneys.

12. Tenant was represented in this transaction by Kessinger/Hunter & Company (“Tenant’s Broker”), a licensed real estate broker, and Landlord was represented in this transaction by NAI Capital Realty (“Landlord’s Broker”), a licensed real estate broker. Landlord’s Broker and Tenant’s Broker are hereinafter collectively referred to as the “Brokers”. Landlord shall be solely responsible for the payment of all brokerage commissions or finders fees payable to the Brokers in connection with this Agreement, and Tenant shall have no obligation or liability therefor. Each of the parties represents and warrants that there are no claims for brokerage commissions or finders fees in connection with the execution of this Agreement other than the claims of the Brokers, and each of the parties agrees to indemnify, defend and hold the other harmless from liabilities arising from any such claim, including, without limitation, the cost of reasonable attorney fees in connection therewith.

13. Except as otherwise defined herein or as capitalized in ordinary usage, all capitalized terms used herein shall have the same meaning as set forth for such terms in the Lease.

14. Except as expressly provided herein, all of terms, covenants and provisions of the Lease shall remain in full force and effect.

[Signatures on next page]

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EXECUTED as of the date first written above.

LANDLORD:					TENANT:

MEPT LIGHTON PLAZA LLC,					THE MANAGEMENT NETWORK GROUP, INC.,
a Delaware limited liability company					a Delaware corporation

By:	MEPT Edgemoor REIT LLC, a Delaware limited liablity company, its Manager

	By:	Bentall Kennedy (U.S.) LP its Authorized Signatory

		By:	Bentall Kennedy (U.S.) G.P. LLC, its General Partner

			By:	/s/ Michael R. McCormick	By:	/s/ Donald Klumb
				Name: Michael R. McCormick		Name: Donald Klumb
				Title: Senior Vice President		Title: CEO

			By:	/s/ Bruce Tuesley
Name: Bruce Tuesley
Title: Vice President

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